Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES April 23, 2014 Ref: 6 -2014

Rare Element Resources’ Chairman, Dr. Ranta, to Retire

Patrick M. James to Join Board of Directors

April 23, 2014 – Lakewood, Colorado – Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project, announced today that Dr. Donald E. Ranta, Chairman, intends to retire from the Company’s Board and will not stand for reelection at the Company’s annual general meeting in June.  Additionally, the Company is pleased to announce the appointment to the Board of Patrick “Pat” M. James, former President and Chief Executive Officer of Rio Algom Limited, effective April 23, 2014.

“Don has been a driving force in the growth of the Company and the evolution of the Bear Lodge Project from early exploration to a world-class rare earth district now moving towards development,” said Randall J. Scott, Rare Element’s Chief Executive Officer. “Don’s contributions over the years, as an executive, a director and more recently as Chairman, have been invaluable and his extensive knowledge of the project as well as his dynamic and engaging personality will be missed.  His decision to retire was in part driven by his desire to see the Board continue to evolve as Bear Lodge moves toward development.  Consistent with this goal, Pat is an excellent addition to our Board bringing almost 50 years of operating experience in copper, uranium and gold.”

Mr. James is the former President, Chief Executive Officer and director of Rio Algom Limited, an international copper mining company that had operations in the US, Canada and South America at the time of its purchase by Billiton Plc in 2000. During his time there, Mr. James grew the company rapidly while lowering operating costs.  For the majority of his career, he was with Santa Fe Pacific Gold Corporation, most recently as Chairman, President and Chief Executive Officer.  At the time of its acquisition by Newmont Mining, Santa Fe had five operating mines and was doing exploration throughout North and South America as well as in Kazakhstan.  Mr. James was awarded the Distinguished Lecturers Award by the Canadian Institute of Mining, Metallurgy and Petroleum and the Daniel C. Jackling Award for significant contributions to technical progress in mining, geology, and geophysics by the Society for Mining, Metallurgy and Exploration.  Currently, Mr. James serves on the board of General Moly, Inc. and has previously served on a number of boards, including Stillwater Mining Company, Centerra Gold Inc. and Newmont Mining.  He has a degree in mining engineering from the Colorado School of Mines, where he currently serves on the Foundation Board of Governors as Governor and Treasurer, and a Master of Management from the University of New Mexico, Anderson School of Business.

Mr. Ranta will continue to serve as Chairman through the Company’s annual general meeting in June, at which time the board will elect a new Chairman and evaluate committee membership.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project is currently underway.  Please visit our website at www.rareelementresources.com.

For additional information, please contact Robbin Lee at 720-278.2462 or rlee@rareelementresources.com.